Exhibit 99.2

Noble Innovations, Inc. Announces Launch of www.ViridianTankless.com

Wednesday February 13, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc.'s (OTCBB: NBIV - News) management team is very pleased to announce the launch of www.viridiantankless.com, a site dedicated to educating consumers and building industry professionals about the Viridian Truly Tankless product line. The site will be linked to the company website, www.NobleCares.com, and will give the viewer the ability to learn more about the company and its first green product, the Viridian Truly Tankless line of electric water heaters.

As previously announced, the company has worked with the Lavidge Group, a well-established marketing organization located in Scottsdale, Arizona, on its web site. The full web site, with interactive capabilities, will be in place by mid-year. James Cole, Noble’s President and CEO stated, “A crucial part of Noble’s marketing strategy is to use the web to increase awareness and inform potential customers about the benefits of the company’s products, but the website will also be a powerful resource for architects, suppliers, contractors, and developers who will be working with Noble’s products in the field.” Mr. Cole added, “Our plan was to begin an expansion of the corporate site and more importantly launch ViridianTankless.com in conjunction with our attendance at the IBS ’08 show in Orlando, Florida this week and we are extremely excited about this important marketing tool.”

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble is in the early stages of sales and production of products. Visit www.NobleCares.com to find out more.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's having attended the Excellence in Building Conference & Expo; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507 or 866-520-8389

Fax: 602-233-3434

jcole@noblecares.com